CITIUS POWER LIMITED

SHARE SUBSCRIPTION AGREEMENT

March 1, 2008

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CITIUS POWER LIMITED

SHARE SUBSCRIPTION AGREEMENT

This agreement (the “Agreement”) is entered into as of March 1, 2008 (the “Effective Date”) by and between:

1.
Citius Power Limited, a limited liability company incorporated under the laws of the Republic of Mauritius with a Category 1 Global Business Licence and having its registered office at c/o Matco Limited, Suite 137 2nd Floor, Harbour Front Building, President John Kennedy Street, Port Louis, Mauritius (the “Company”);

2.
Phoenix India Acquisition Corp., a Delaware corporation having its registered office at 590 Madison Avenue, 6th Floor, New York, NY 10022, USA (“PIAC,” which expression shall, unless inconsistent with the subject or context, be deemed to include its successors and permitted assigns); and

3.
The persons named in Schedule I hereto (hereinafter referred to collectively as the “Promoters” and individually as a “Promoter”), indirectly holding Equity Shares in the Company through its wholly owned subsidiaries set forth opposite each such Promoter’s name in Schedule I hereto.

The Company, PIAC and the Promoters are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule II. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

WHEREAS,

A.	The Company desires to allot, issue and deliver to PIAC, and PIAC desires to subscribe to 4,500,000 (Four Million Five Hundred Only) Convertible Preference Shares; and

B.
The Parties hereto desire to enter into this Agreement and the Shareholders’ Agreement to record their respective representations, warranties, covenants and agreements with respect to the transactions contemplated hereby, as set forth herein.

NOW, THEREFORE, in consideration of the representations, promises and mutual covenants and agreements set forth herein, the Parties agree as follows:

1.	Authorization, Allotment And Issuance Of Convertible Preference Shares

Amendment of Constitutional Documents; Authorization of Issuance of Convertible Preference Shares

The Company and the Group Company (to the extent required) will, before Closing, adopt the restated Memorandum and Articles of Association to make such changes as are necessary or appropriate to carry out the provisions of this Agreement and to incorporate the provisions of the Shareholders’ Agreement, in form and substance satisfactory to PIAC. The Company will, before Closing, authorize the issuance to PIAC of 4,500,000 (Four Million Five Hundred Thousand Only) Convertible Preference Shares.

Allotment and Issuance of Convertible Preference Shares

Subject to the terms and conditions of this Agreement, PIAC agrees to subscribe to, and the Company agrees to allot, issue and deliver to PIAC, 4,500,000 (Four Million Five Hundred Thousand Only) Convertible Preference Shares at the subscription price of USD 10 per Convertible Preference Share and thus an aggregate subscription price of USD 45,000,000 (the “Aggregate Subscription Price”).

2.	Closing of the Convertible Preference Shares; Use of Proceeds

Closing

The Company shall allot, issue and deliver 4,500,000 (Four Million Five Hundred Only) Preference Shares to PIAC at closing (“Closing”). Closing shall take place at a time and place mutually agreed between the Parties on a date to be specified by the Company and PIAC, which date shall be no later than two (2) Business Days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Sections 4 and 5 (other than those conditions that by their nature are to be satisfied or waived at Closing), unless extended by mutual agreement of the Company and PIAC.

Delivery

At Closing, the Company shall deliver to PIAC a share certificate duly stamped and registered in PIAC’s name representing the number of Convertible Preference Shares that PIAC is subscribing at Closing against payment of the Aggregate Subscription Price, by wire transfer in accordance with the Company’s instructions, which instructions the Company shall deliver to PIAC not less than five (5) Business Days prior to Closing.

Within five (5) Business Days of Closing, the Company shall deliver to PIAC a certified copy of all relevant filings which shall have been made pursuant to Applicable Law by the Company in relation to the Convertible Preference Shares that PIAC is subscribing at Closing.

Use of Proceeds

The Company will use the proceeds from Closing in the following manner:

(i)	retain USD 2,500,000 in its bank accounts in Mauritius;

(ii)
pay expenses, advisers’ fees and other costs incurred by the Company and its Affiliates in connection with the transactions contemplated by the Transaction Agreements, including previously contemplated asset acquisition and financing efforts, as disclosed in writing to PIAC;

(iii)
investing USD 42,500,000 in the Group Company in order that the Group Company shall acquire wind energy assets and develop new wind and other renewable energy generation facilities in return for which the Group Company shall issue 16,955,375 equity shares of par value Rs. 10 at a premium of Rs. 90 and thus an issue price of Rs. 100 each to the Company, to be calculated with reference to the daily average exchange rate published in the Financial Times newspaper in London.

The Company and each Promoter shall procure that the funds are utilized for acquisition of assets in accordance with the terms and conditions set out in this Agreement and the Shareholders’ Agreement and as may be agreed upon with PIAC.

3.	Conversion of the Convertible Preference Shares

Conversion

3.1 PIAC shall have the right to convert the Convertible Preference Shares, at its option, at any time after twenty four (24) months following Closing, if an IPO or other Liquidity Event has not taken place; provided however, the Convertible Preference Shares shall mandatorily convert into Equity Shares at the time of an IPO.

3.2 The Convertible Preference Shares owned by PIAC shall be convertible into Equity Shares in the ratio of 8.25 Equity Shares for every Convertible Preference Share. Accordingly, upon conversion of all of the Convertible Preference Shares in issue, PIAC will own 37,142,857 Equity Shares. At Closing the Equity Shareholders will own all outstanding Equity Shares aggregating to 20,000,000 (Twenty Million Only) shares with a combined value of USD 20,000 (USD Twenty Thousand Only). After Closing, PIAC will own 65% of the Shares of the Company and the Equity Shareholders will own 35% of the Shares of the Company on a Fully Diluted Basis. This Section shall be without prejudice to the Promoters’ rights to subscribe to additional Equity Shares at par value pursuant to Schedule III of the Shareholders’ Agreement.

3.3 The Promoters and the Company shall, on a best efforts basis, endeavour to achieve an IPO within twenty four (24) months of Closing on any recognised stock exchange, or other Liquidity Event, as may be mutually agreed upon by the Promoters and PIAC in light of prevailing market conditions and the state of the Company’s business and financial condition. The terms, timing and final pricing as well as the selection of the investment banker or merchant banker shall be subject to the approval of the Board of Directors of the Company.

4.	Conditions to PIAC’s Obligations to Subscribe to the Convertible Preference Shares

PIAC’s obligation to subscribe to the Convertible Preference Shares at Closing is subject to the satisfaction on or before Closing of the following conditions, unless waived in writing by PIAC:

Representations and Warranties

The representations and warranties made by the Company and the Promoters in Section 6 herein shall be true and correct when made and as at Closing (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

Covenants

All covenants, agreements and conditions contained in the Transaction Agreements to be performed by the Company or the Promoters on or before Closing shall have been performed or complied with.

Shareholders’ Agreement

Each of the Company and the Promoters shall have duly stamped and executed and delivered the Shareholders’ Agreement and the same shall be in full force and effect and shall be legal, valid, binding and enforceable against the parties thereto in accordance with the terms thereof.

Memorandum and Articles

The restated Memorandum and Articles, in form and substance satisfactory to PIAC, shall have been duly adopted by the Company and the Group Company, by all requisite Board and shareholder action, shall have been filed with the respective Registrar of Companies, shall be in full force and effect and all requisite approvals, consents and authorizations related thereto shall have been obtained.

Ownership

At Closing, all of the outstanding Equity Shares and options, if any, shall be owned by the Equity Shareholders and all the outstanding Convertible Preference Shares shall be owned by PIAC.

Closing Deliverables

The Company shall have delivered to PIAC the following:

i.	duly executed copies of all Transaction Agreements (and any amendments thereto);

ii.	appropriate corporate documents authorizing the allotment, issuance and delivery of the Convertible Preference Shares;

iii.
a certificate, dated as of Closing, certifying as to the incumbency and signatures of certain Directors and/or officers of the Company and a certificate from the Company, dated as of Closing, certifying as to the effectiveness of the restated Memorandum and Articles and Board and shareholders resolutions attached thereto, all of them required to be adopted and delivered in order to carry out the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, the authorization, allotment, issuance and delivery and execution of the Convertible Preference Shares, authorizations and execution of this Agreement and the other Transaction Agreements to which the Company is a party and appointment of the PIAC Directors (as defined in the Shareholders’ Agreement) to the Board in accordance with the Shareholders’ Agreement;

iv.
a certificate from an officer of the Company, dated as of Closing, certifying as to the accuracy of the representations and warranties of the Company herein and in the other Transaction Agreements at and as of Closing and as to the compliance of the Company with all agreements and conditions hereunder and under the other Transaction Agreements required to be performed or complied by at or prior to Closing;

v.
an opinion of counsel for the Company and the Promoters, in form and substance satisfactory to PIAC, addressing matters as are customarily addressed in transactions contemplated by the Transaction Agreements, including, without limitation, to the effect that:

a.
The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Mauritius, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business and to enter into and to perform its obligations under the Transaction Agreements;

b.
The Convertible Preference Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Convertible Preference Shares will not be subject to any pre-emptive rights, rights of first refusal or similar rights, and, to the best of such Counsel’s knowledge, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of the Company are outstanding;

c.
The Transaction Agreements have been duly authorized, executed and delivered by the Company and the Promoters and constitute legal, valid and binding obligations of the Company and the Promoters, enforceable against the Company and the Promoters in accordance with the terms thereunder except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity;

d.
The execution and delivery of the Transaction Agreements by the Company, the performance by the Company of its obligations pursuant to the Transaction Agreements, the consummation of the transactions contemplated by the Transaction Agreements and the allotment, issuance and delivery of the Convertible Preference Shares will not result in any violation of, or conflict with, or constitute a default under, the Articles or Memorandum, each as amended to date, or any Applicable Law or any agreement or other instrument binding upon the Company that is material to the Company;

e.
The execution and delivery of the Transaction Agreements by the Promoters and the performance by the Promoters of their obligations pursuant to the Transaction Agreements will not result in any violation of any Applicable Law;

f.	The Shares outstanding prior to the issuance of the Convertible Preference Shares have been duly authorized and are validly issued, fully paid and non-assessable;

g.	There is no pending or, to the best of such counsel’s knowledge, threatened action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or its property; and

h.
The Company has complied, and is in compliance with, all Applicable Laws, and the Company has all Permits (as defined below in Section 6.11) to, and necessary in, the conduct of its business as currently conducted and as currently planed to be conducted; and

i.
The restated Memorandum and Articles have been duly adopted by the Company by all requisite Board and shareholder action, are in full force and effect, have been filed with the applicable Governmental Entity and all requisite approvals, consents and authorizations related thereto have been obtained.

vi.	drafts of all relevant filings to be made by the Company in relation to the Convertible Preference Shares that PIAC is subscribing to at Closing.

No Material Adverse Event

No event, occurrence, fact, condition, change or development shall exist or have occurred or come to exist since the Effective Date that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, prospects, operations, properties, condition (financial or otherwise) or results of operations of the Company or the Group Company (a “Material Adverse Effect”).

No Injunctions or Restraints; Illegality

No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or threatened, which makes the consummation of the transactions illegal.

Absence of Proceedings

There shall not be pending or, with reasonable likelihood of success, threatened any suit, action or proceeding (a “Proceeding”) (i) seeking to prohibit or limit the ownership by PIAC of any securities of the Company, or to compel PIAC, its Affiliates or the Company to dispose of or hold separate any securities of the Company as a result of the transactions contemplated by the Transaction Agreements or (ii) seeking to impose limitations on the ability of PIAC to acquire or hold, or exercise full rights of ownership of, the Shares or (iii) seeking to prohibit PIAC or any of its Affiliates from participating in any material respect the business or operations of the Company.

Due Diligence

Completion of the due diligence with respect to the Company and the Group Company to the satisfaction of PIAC.

Co-operation

The Company and the Promoters having extended all reasonable cooperation to PIAC in obtaining all approvals and other corporate authorisations in connection with the consummation of the transactions contemplated by this Agreement and the Shareholders’ Agreement.

5.	Conditions to the Company’s Obligations to Issue the Convertible Preference Shares

The Company’s obligation to allot, issue and deliver the Convertible Preference Shares at Closing is subject to the satisfaction on or before Closing of the following conditions, unless waived in writing by the Company:

Representations and Warranties

The representations and warranties made by PIAC in Section 7 hereunder and in the other Transaction Agreements shall be true and correct when made and as of the date of Closing (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

Covenants

All covenants, agreements and conditions contained in this Agreement and the other Transaction Agreements to be performed by PIAC on or before the date of Closing shall have been performed or complied with.

Approvals

PIAC having obtained all approvals and other corporate authorisations as may be necessary in connection with its subscription to the Convertible Preference Shares under this Agreement; provided that, to the extent required, the Company and the Promoters shall extend all reasonable cooperation to PIAC in obtaining such approvals.

Shareholders’ Agreement

PIAC shall have duly executed and delivered the Shareholders’ Agreement and the same shall be in full force and effect and shall be legal, valid, binding and enforceable against the parties thereto in accordance with the terms thereof.

No Injunctions or Restraints; Illegality

No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the transactions illegal.

6.	Representations and Warranties of the Company and the Promoters

The Company and each of the Promoters represent and warrant to PIAC, as of the date hereof and as of the date of Closing (with reference to the facts and circumstances then existing), as follows:

Organization, Good Standing

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Mauritius, and has made all filings and secured all approvals necessary for the conduct of its business and as required by law, other than such filings and approvals, the absence of which would not result in a Material Adverse Effect. The Company has requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as currently conducted or currently proposed to be conducted and to execute and deliver, and to perform its obligations pursuant to the Transaction Agreements to which it is a party. The Company has requisite corporate power and authority to allot, issue and deliver the Convertible Preference Shares and to perform its obligations pursuant to the Articles and the Memorandum.

(b)  The Group Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of India, and has made all filings and secured all approvals necessary for the conduct of its business and as required by law, other than such filings and approvals, the absence of which would not result in a Material Adverse Effect. The Group Company has requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as currently conducted or currently proposed to be conducted and to execute and deliver, and to perform its obligations pursuant to the Transaction Agreements.

Capitalization

(a) As of the date hereof, the issued, subscribed and paid up capital of the Company is USD 20,000 (Twenty Thousand Only) comprising 20,000,000 (Twenty Million Only) Equity Shares and no Convertible Preference Shares have been issued. At Closing, all of the outstanding Equity Shares will be owned by the Equity Shareholders, as set forth in Schedule I. Following Closing, all of the outstanding Equity Shares will be owned by the Equity Shareholders, and all of the outstanding Convertible Preference Shares will be owned by PIAC.

(b) As of the date hereof, the issued, subscribed and paid up capital of the Group Company is Rs. 500,000 of which 50,000 equity shares have been issued. At Closing, all of the issued and outstanding shares of the Group Company will be owned as set out in Schedule I.

(c) All issued and outstanding Shares have been duly authorized and validly issued and allotted in compliance with Applicable Law, including without limitation Applicable Laws concerning the issuance of securities, are fully paid and non-assessable and free of all Liens.

(d) The rights, preferences, privileges and restrictions of the Shares will be as stated in the Articles, the Memorandum and the Transaction Agreements.

(e) The Shares will be, as at Closing, duly authorized, validly issued, fully paid, non-assessable and in compliance with the provisions of this Agreement and Applicable Law. As at Closing, the Shares will be free of any Liens; provided, however, that the Shares are subject to restrictions on Transfer as set forth in the Shareholders’ Agreement. As at Closing, except as set forth in the Shareholders’ Agreement and the Articles, the Shares will not be subject to any pre-emptive rights, rights of first refusal or any similar rights.

(f) Except for the rights provided pursuant to this Agreement and the Shareholders’ Agreement, there are no options, warrants or other rights or agreements to subscribe to, or based on the value of, any of the Company’s unissued share capital. There are no other securities, including any bonds, debentures, notes or other indebtedness of the Company which carry the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of the Company may vote (“Voting Company Debt”). Except as set forth above and in the Shareholders’ Agreement, as at Closing, there will not be any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to the Company is a party or by which it is bound (i) obligating the Company to issue or deliver, or cause to be issued or delivered, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking. As at Closing, there will not be any outstanding contractual obligations of the Company and / or the Group Company to repurchase, redeem or otherwise acquire any shares.

Authorization

(a) The Company has all requisite power and authority to execute and deliver the Transaction Agreements, to carry out and perform its obligations under the terms hereunder and to allot, issue and deliver the Convertible Preference Shares hereunder. All action on the part of the Company necessary for the authorization, execution, delivery and performance of the Transaction Agreements, and the performance of all of the Company’s obligations thereunder, has been taken or will be taken before the authorization, execution, delivery and performance of the relevant Transaction Agreement.

(b) As at Closing, the Transaction Agreements, when executed and delivered by the parties thereto, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Material Contracts

The Company and / or the Group Company have not entered into any contract with any third parties that are material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and / or the Group Company, except for the contracts set out in Schedule III.

Intellectual Property

(a) The Company and the Group Company own or possess the legal rights to the “Citius Power” trade name and/or trademark and internet domain “citiuspower.com” (the “Intellectual Property”) as is necessary to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted, without any material conflict with or infringement of the rights of others.

(b)  All the Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Company as presently conducted or as currently proposed to be conducted and the Company has the right to use all of such Intellectual Property. The consummation of the transactions contemplated by the Transaction Agreements do not and will not conflict with, alter or impair any such rights. The Company has not received any communication from any person asserting any ownership interest in any of the Company’s Intellectual Property and, to the best knowledge of the Company and each Promoter, as the case may be, no other person is violating, conflicting with or infringing the Intellectual Property of the Company.

(c) The Company has not received any written notice that the conduct of its business as currently conducted or currently proposed to be conducted is violating or infringing the Intellectual Property of any other person or entity. To the best knowledge of the Company and each Promoter, as the case may be, no such written notice is expected or threatened and the conduct of its business as currently conducted or currently proposed to be conducted does not and will not violate or infringe the Intellectual Property of any other person or entity.

(d) The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as currently conducted or currently proposed to be conducted.

Title to Properties and Assets; Liens

The Company and the Group Company have good and marketable title to all its properties and assets, and has good title to all its leasehold interests, in each case free and clear of all Liens, except (i) Liens for current Taxes (as defined below) not yet due and payable and (ii) Liens imposed by Applicable Law. With respect to the property and assets it leases, the Company and the Group Company are in compliance with such leases in all material respects and holds a valid leasehold interest free of any Liens, subject to clauses (i) and (ii) above. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and the Group Company are in good operating condition and repair (ordinary wear and tear excepted) and are reasonably fit and usable for the purposes for which they are being used.

Compliance with Applicable Law and Other Instruments

The Company and the Group Company are not in violation in any material respect of: (i) any term of the Articles or Memorandum; (ii) any Applicable Law in respect of the conduct of its business or the ownership of its properties; or (iii) any term or provision of any permit, license, agreement, contract, mortgage, indebtedness, instrument, judgment, order or decree to which it is party or by which it or its properties is bound. The Company and the Group Company are not in violation in any material respect of any Applicable Law. The Company and the Group Company have not received any written communication that alleges that it is not in compliance with any Applicable Law.

No Conflicts

The execution and delivery of the Transaction Agreements by the Company, the performance by the Company of its obligations pursuant to the Transaction Agreements, the consummation of the transactions contemplated by the Transaction Agreements and the allotment, issuance and delivery of the Convertible Preference Shares will not result in any violation of, or conflict with, or constitute a default under, (i) the Articles or Memorandum, each as amended to date or (ii) any Applicable Law or, to the best knowledge of the Company and each Promoter, as the case may be, result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

Litigation

There are no private and governmental actions, suits, proceedings, claims, arbitrations, investigations or show cause notices pending or, to the best knowledge of the Company and the Promoters, as the case may be, threatened against the Company, the Group Company or their respective properties before any Governmental Entity. The Company and / or the Group Company are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity. There is no action, suit or proceeding initiated by the Company or the Group Company currently pending or which the Company or the Group Company currently intends to initiate.

Consent

No consent, approval or authorization of or designation, declaration or filing (other than the filings set out in this Agreement) with any Governmental Entity or third party on the part of the Company is required in connection with the valid execution and delivery of the Transaction Agreements, the performance by the Company of its obligations thereunder, the allotment, issuance or delivery of the Convertible Preference Shares or the consummation of any other transaction contemplated by the Transaction Agreements, except such filings with Governmental Entities as may be required under Applicable Laws, which will be timely filed within the applicable periods therefor.

Permits

Each of the Company and the Group Company has all franchises, permits, licenses, approvals and any similar authority (“Permits”) necessary for the conduct of its business as now being conducted and as currently planned to be conducted. The Company and the Group Company are currently not in default under any of its Permits, and are in compliance with all the material terms and conditions of its Permits, including payment of any license fees, amounts and charges thereunder to, and the making of filings, reporting and submissions required to be made with, any Governmental Entity. Neither the Company nor the Group Company has received written notice of any suit, action or proceeding relating to the revocation or modification of any of its Permit and none of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of the Transaction Agreements or the consummation of the transaction contemplated therein.

Offering

The allotment, issuance and delivery of the Convertible Preference Shares to be issued in conformity with the terms of this Agreement, constitute transactions exempt from the registration or qualification requirements of all applicable securities laws in Mauritius, and none of the Company, the Group Company or any authorized agent acting on their behalf has taken or will take any action hereafter that would cause the loss of such exemption. None of the Company, the Group Company or any agent on their behalf has solicited or will solicit any offers to allot and issue or has offered to allot and issue or will offer to allot and issue all or any part of the Shares to any person or persons so as to bring the allotment of such Convertible Preference Shares by the Company within the registration provisions of all applicable securities laws in Mauritius.

Voting Rights

Other than the Shareholders’ Agreement, no shareholder of the Company or the Group Company has entered into any agreement with respect to the voting of its shares.

Obligations to Related Parties

No employee, officer, director or stockholder of the Company nor any entity controlled by any such individual or entity or in the case of an individual, member of his or her immediate family, is indebted or obligated to the Company, nor is the Company indebted or obligated (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees. To the best knowledge of the Company and each Promoter, as the case may be, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is an Affiliate or has a business relationship, or any firm or corporation that competes with the Company, except in connection with the ownership of stock in publicly-traded companies. To the best knowledge of the Company and each Promoter, as the case may be, no employee, officer, director or stockholder, nor any member of their immediate families, is, directly or indirectly, interested in any property or contract of the Company (other than as separately disclosed in writing to PIAC and such contracts as relate to any such person’s ownership of capital stock or other securities of the Company or the employment agreements with the Company in the ordinary course of business).

Employees

Neither the Company nor the Group Company is a party to any collective bargaining agreements with respect to any of their employees. There is no labour strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company or the Group Company. There is no industrial or trade dispute or any dispute or negotiation regarding a claim with any trade union that relates to or involves the Company or the Group Company. No employee of the Company or the Group Company has been granted the right to continued employment or to any compensation following termination of employment. No current or former director, officer or employee of the Company or the Group Company will be entitled to (i) any severance, separation, change of control, termination, bonus or additional compensation or benefits or (ii) any acceleration of the time of payment or vesting of any compensation or benefits or the forgiveness of indebtedness owed by such current or former director, officer or employee, in each case as a result of the transactions contemplated by the Transaction Agreements (alone or in connection with any other event) or in connection with the termination of such person’s employment on or after Closing. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or the Group Company. There are no actions pending or, to the best knowledge of the Company and the Promoters, as the case may be, threatened by any former or current employee concerning such person’s employment by the Company before any Governmental Entity. Neither the Company nor the Group Company has violated any labour laws.

Disclosure

Neither the Transaction Agreements nor any other documents or certificates delivered in connection therewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. The financial projections relating to the proposed business of the Company and the Group Company delivered to PIAC were prepared on the basis of assumptions the Company and each Promoter, as the case may be, reasonably believed in good faith at the time of preparation to be reasonable and the Company and each Promoter, as the case may be, have no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect; it being recognized by PIAC that such financial projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial projections may differ from the projected results set forth therein.

Existing Indebtedness

Neither the Company nor the Group Company has any existing indebtedness except liabilities arising or incurred in connection with the organisation of the Company and the Group Company and financing efforts and in connection with proposed asset acquisitions as separately disclosed in writing to PIAC.

Financial Statements

(a) The audited financial statements of the Company and the Group Company for the period ended December 31, 2007 and a balance sheet of the Company as of February 28, 2008 (the “Financial Statements”), true and correct copies of which have been provided to PIAC, have been prepared in conformity with International Financial Reporting Standards, consistently applied and followed throughout the period indicated (except for any notes to the Financial Statements which indicate to the contrary therein), and on that basis present fairly and accurately in all respects the financial condition, and results of operations and cash flows of the Company and the Group Company as of date and for the respective periods indicated.

(b) The Company and the Group Company have no liabilities or obligations of any nature, whether known or unknown, accrued, contingent or otherwise, except (i) for liabilities and obligations in the respective amounts reflected or reserved against in the Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since.

(c) The balance sheets reflected in the Financial Statements present true and complete representations of the assets and liabilities of the Company and the Group Company as of the dates specified therein.

(d) The Company and the Group Company have established and maintains, adheres to and enforces a system of internal accounting controls that are effective in providing assurance regarding the reliability, completeness and accuracy of financial reporting and the preparation of its Financial Statements in accordance with Applicable Law and International Financial Reporting Standards.

(e) The Company and the Group Company keep books, records and accounts in reasonable detail that accurately and fairly reflect the acquisitions and dispositions and all other transactions and the value of inventory is calculated in accordance with International Financial Reporting Standards.

Insurance

The Company and the Group Company maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in its reasonable judgment, reasonable for the business and assets. The Company and the Group Company are insured by institutions that the Company believes to be financially sound and reputable with insurance policies in full force and effect. All premiums due and payable under all such policies have been paid. The Company and the Group Company are in no default with respect to any of the material provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company is not aware of any matters with respect to which it may claim under any such insurance policy. The consummation of the transactions contemplated in the Transaction Agreements will not cause a cancellation or reduction in the coverage of such policies. There are no insurance claims and liabilities outstanding or otherwise payable to any Person by the Company or the Group Company.

Business

Neither the Company nor the Group Company has, since the date of incorporation, carried on any business, conducted any operations or owned, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other person.

Unlawful Practices

None of the Company, the Group Company or any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of the its business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other Applicable Laws.

Taxes

(a)	As used in this Agreement,

“Taxes” means all (i) federal, national, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, service, use and occupation, ad valorem, receipts, value added, profits, wealth, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any federal, national, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated payments of Taxes, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b)
The Company and the Group Company have timely filed all Tax Returns required to be filed in the manner prescribed by law.  All such Tax Returns are complete and correct in all material respects. The Company and the Group Company have timely paid all Taxes due from it with respect to the taxable periods covered by such Tax Returns and all other Taxes for which it is liable other than Taxes not yet due, for which adequate reserves, in accordance with International Financial Reporting Standards, have been established. The Company and the Group Company have no liability for any Taxes of any person other than itself (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, (ii) as a transferee or successor or (iii) by contract or otherwise.

(c)
No Tax Return of the Company or the Group Company is or has ever been under, or, to the best knowledge of the Company and the Promoters, as the case may be, has been threatened with, audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received.

(d)	No Liens for Taxes exist with respect to any assets or properties of the Company or the Group Company.

(e)
There is no Tax deficiency outstanding or assessed or proposed against the Company or the Group Company, nor has the Company or the Group Company extended the period for the assessment or collection of any Tax.

(f)	Neither the Company nor the Group Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes.

(g)
The Company and the Group Company have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding against employees) and has, within the time and the manner prescribed by Applicable Law, withheld from and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under Applicable Laws.

Foreign Exchange Regulations

The execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated under this Agreement and the other Transaction Agreements is in compliance with all applicable foreign exchange regulations and the issue, allotment and delivery of Convertible Preference Shares to PIAC hereunder is permissible under the foreign exchange regulations and requires no prior approvals from or filings with any Governmental Entity.

Subsidiaries

Except as disclosed in Schedule IV, the Company does not own or control, directly or indirectly, any equity interest in any Person.

7.	Representations and Warranties of PIAC

PIAC hereby represents and warrants to the Company, as of the date hereof and as at Closing, as follows:

Authorization

(a)  PIAC has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party, to carry out and perform its obligations under the terms thereunder and to subscribe to the Convertible Preference Shares hereunder. All action on the part of PIAC necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which it is a party, and the performance of all of PIAC’s obligations thereunder, has been taken or will be taken before Closing. It is specifically noted and understood that the authorisation of the shareholders of PIAC is required prior to PIAC subscribing to the Convertible Preference Shares and transferring the funds necessary for the purchase of the Convertible Preference Shares. PIAC intends to file the requisite proxy asking for such approval.

(b) As at Closing, the Transaction Agreements to which PIAC is a party, when executed and delivered by the parties thereto, will constitute valid and legally binding obligations of PIAC, enforceable in accordance with their terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) Subject to shareholder approval as set out in Section 7.1(a), PIAC has the requisite legal ability and possesses all requisite approvals to subscribe to the Convertible Preference Shares. No consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Entity or third person is required to be obtained by PIAC in connection with the execution and delivery of this Agreement by PIAC or the performance of PIAC’s obligations hereunder.

8.	Indemnification

Indemnification

From and after Closing, the Company shall indemnify and hold harmless PIAC from and against any and all actual losses, claims, damages, liabilities, fines, penalties and reasonable fees and expenses but excluding any consequential loss or loss of profit (“Losses”) to PIAC in connection with or as a result of:

(a)
any breach of, any representation or warranty of the Company or the Promoters contained in this Agreement, or in any certificate, instrument, document or agreement delivered by the Company or the Promoters pursuant to this Agreement or in connection with the transactions contemplated hereby, or any such representation or warranty being untrue or incorrect as of the applicable date;

(b)
the failure by the Company to perform any covenant or agreement in this Agreement or in any certificate, instrument, document or agreement delivered by the Company, up to Closing, pursuant to or in connection with this Agreement,

(c)
any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including fees) incident to any of the foregoing or incurred in connection with the enforcement of the rights of PIAC under this Section 8.1 with respect to the foregoing.

The maximum liability of the Company to PIAC in connection with or resulting from the causes set out in Section 8.1(a) shall be USD 35,000,000 (USD Thirty Five Million Only), except that any Losses in connection with, or resulting from, fraud shall not be subject to or included in such limits. There will be no liability for any Loss unless the amount of any single head of Loss is at least USD 150,000 (USD One Hundred and Fifty Thousand Only) and all Losses in aggregate amount to at least USD 500,000 (USD Five Hundred Thousand Only).

The obligations of the Company under this Section 8 will survive the payment or Transfer of any of the Shares or the enforcement, amendment or waiver of any provision of this Agreement but shall expire twenty four (24) months after Closing; provided, however, that claims of PIAC based on fraud shall survive indefinitely, subject to Applicable Law, and, provided further, that the Company’s obligations to indemnify and hold harmless shall not terminate with respect to any item as to which PIAC shall have, before its expiration, previously made a claim by delivering a written notice of such claim to the Party to be providing the indemnification.

9.	Miscellaneous

Termination

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to Closing:

i.	by mutual written consent of the Company and PIAC;

ii.	by the Company if any of the conditions set forth in Section 5 shall have become incapable of fulfilment, and shall not have been waived by the Company;

iii.	by PIAC if any of the conditions set forth in Section 4 shall have become incapable of fulfilment, and shall not have been waived by PIAC; or

iv.	by either the Company or PIAC, if Closing does not occur by May 15, 2008;

provided, however, that the Party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(a)
In the event of termination by the Company or PIAC pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

(b)
If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 9.4, 9.7, 9.8, 9.9, 9.10 and 9.11. Nothing in this Section 9.1 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to such termination or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

Advise of Changes

The Company shall promptly advise PIAC in writing of the occurrence of any Material Adverse Effect.

Access to Information

The Company shall afford to PIAC and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to Closing, to all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company and, during such period, shall furnish promptly to PIAC any information concerning the Company, as PIAC may reasonably request.

Publicity

No announcements or other disclosure concerning the transactions contemplated by this Agreement or any ancillary matter shall be made before Closing by any Party save in the form agreed between the Parties or where required by Applicable Law or regulation or any Governmental Agency or authority. The Parties shall consult with each other in advance in connection with the content and timing of the announcement to be made on the Effective Date and Closing.

Best Efforts; Conduct of Business

(a)  On the terms and subject to the conditions of this Agreement, each Party shall use its best efforts to cause Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to each Closing.

(b) From the Effective Date to Closing, each of the Company and the Group Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to keep intact its business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees and others with whom it deals to the end that its business shall be unimpaired at the date of the valid and binding execution and delivery of the Shareholders’ Agreement. Without prejudice to the foregoing, from the Effective Date until the date that the Shareholders’ Agreement is in full force and effect, legal, valid, binding and enforceable, neither the Company nor the Group Company shall take and/or implement without approval of PIAC any of the following actions (except for actions taken to implement, or in pursuance of, provisions of this Agreement or the other Transaction Agreements):

(i)	Entry into any new lines of business, which are unrelated to the business, or making any substantial change in the business;

(ii)	Change to the company’s constitutional documents;

(iii)	Winding up or liquidating the company or take any action in furtherance thereof;

(iv)	Any merger, consolidation, amalgamation, scheme or other similar transaction involving the company;

(v)
The sale of assets of the Company for consideration greater than USD 300,000 (USD Three Hundred Thousand Only) or the equivalent of the assets of the company except for the sale of products or services in the ordinary course of the business;

(vi)	Issuance of additional securities, any recapitalization, reclassification or other change in the company’s capital structure, including changing the rights and preferences of securities;

(vii)	Declaration of any dividend or any buy back of securities of the company;

(viii)	Issuance or guarantee of any indebtedness or undertaking any leasehold obligations by the company in excess of USD 25,000 (USD Twenty Five Thousand Only);

(ix)	Entering by the company or any subsidiary into any major agreements whose total net present value exceeds USD 50,000 (USD Fifty Thousand Only) or the equivalent.

Post-Closing Covenants

9.6 Unless otherwise set forth in this Agreement, immediately after Closing, but in no event later than five (5) Business Days from each Closing, the Company shall make all applicable filings under Applicable Law.

Notices

9.7 Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered by hand or sent by prepaid post with recorded delivery or by telefax to the intended recipient at its address set forth herein, or to such other address or telefax number as each Party may from time to time duly notify to the others:

if to the Company:

Citius Power Limited, c/o Matco Limited, Suite 137 2nd Floor, Harbour Front Building, President John Kennedy Street, Port Louis, Mauritius. Fax +230 213 6861 Attn: Mr. Bruno Hardy;

with a copy to: Mr. L. Keith Hughes, Dewey & LeBoeuf, No.1 Minster Court, Mincing Lane, London EC3R 7YL, UK. Fax: +44 20 7444 7305 (Attn: Mr. L. Keith Hughes);

if to PIAC: 590 Madison Avenue, 6th Floor, New York, NY 10022, USA. Fax + 1 646 224 8019 Attn: Mr. Ramesh Akella;

if to the Promoters: Mr. Ravi Kailas and Mr. Deepak Kochhar, 618 Maker Chambers V, Nariman Point, Mumbai 400021, India. Fax: +91 22 2287 5584

Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and at the time of dispatch in the case of service telefax. For the avoidance of doubt, electronic mail shall not be a valid means of making a communication required by this Section.

Governing Law

9.8 This Agreement shall be governed and interpreted by, and construed in accordance with English law.

Arbitration

9.9(a) Any and all disputes or differences, arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled amicably through consultation between the disputing Parties.

(b) If after 30 (thirty) days of consultation, the disputing Parties have failed to reach an amicable settlement, on any or all disputes or differences arising out of or in connection with this Agreement or its performance, such disputes or differences shall be submitted to final and binding arbitration at the request of any of the disputing Parties upon written notice to that effect to the other(s).

(c) Such arbitration shall be in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce and shall be held in London. All proceedings of such arbitration shall be in the English language.

(d) The arbitration panel shall consist of three arbitrators, one each appointed by the disputing Parties and the two arbitrators so appointed shall agree on a chairman.

(e) The applicable procedural rules shall be the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

(f) Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing Party shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing Party(ies), as determined by the arbitrators, in connection with any dispute unless the arbitrators direct otherwise.

(g) Any controversy concerning whether a dispute is an arbitrable dispute, whether arbitration has been waived or as to the interpretation or enforceability of this Section 9.9 shall be determined by the arbitration panel.

Expenses

9.10 Each Party shall bear its own expenses incurred in connection with this Agreement, including all professional and advisory fees.

Survival

9.11 The representations, warranties, covenants and agreements made in this Agreement shall survive for the period indicated in Section 8.3 and shall not be limited or otherwise affected by or as a result of any investigation made by any Party hereto and the closing of the transactions contemplated hereby. However, any Party aware of a breach shall have the duty to notify the other Parties promptly upon becoming so aware.

Assignment; Benefit; Amendment and Waivers

9.12(a) Subject to the provisions of the Shareholders’ Agreement, the rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except that PIAC may assign its rights, obligations and duties hereunder to any of its Affiliates without consent of the other Parties; provided that the assignee is bound by the Shareholders’ Agreement. Each of the Parties understands, acknowledges and hereby affirms that such assignment may be by novation that will release PIAC from all of its obligations and duties hereunder.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

(c) No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Party or, in the case of waiver, by the Party against whom the waiver is to be effective.

Entire Agreement

9.13 This Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence), if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications thereof) contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof, subject to the Shareholders’ Agreement.

Severability

9.14 Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

Counterparts

9.15 This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Specific Performance

9.16 This Agreement shall be specifically enforceable at the instance of any Party. The Parties agree that any Party not in default will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at law in respect of such breach will be inadequate (each Party hereby waives the claim or defense that an adequate remedy at law is available) and that such Party shall be entitled to seek specific performance against the Party in default for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

Further Actions

9.17(a) Each of the Parties shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

(b) As soon as possible after the Effective Date, the Company shall furnish to PIAC the audited financial statements of the Company and the Group Company for the period ended December 31, 2007 and a balance sheet of the Company as of February 28, 2008.

Third Party Rights

9.18 No Person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

Headings; Schedules

9.19 All Article and Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom. The Schedules attached hereto and referred to herein are a part of this Agreement as if fully set forth herein. All references to Sections and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

Citius Power Limited

By:	/s/ Ravi Kailas
Name:	Ravi Kailas
Title:	CEO

Phoenix India Acquisition Corp.

By:	/s/ Ramesh S. Akella
Name:	Ramesh S. Akella
Title:	President

Ravi Kailas
/s/ Ravi Kailas

Deepak Kochhar
/s/ Deepak Kochhar

SCHEDULE I

PROMOTERS

Promoter Name	Indirect Holding of Equity Shares on Effective Date (%)
Ravi Kailas	47.5
Deepak Kochhar	47.5

EQUITY SHAREHOLDERS

Shareholder Name	Holding of Equity Shares on Effective Date (%)
RSK Holdings (BVI) Limited	47.5
DVK Holdings (BVI) Limited	47.5
Rohit Phansalkar	5
TOTAL	100%

CITIUS POWER INDIA

Shareholder Name	Number of Shares held at Closing	Percentage of Equity Shares held at Closing
Citius Power Limited, Mauritius	49,994	99.99
Ravi Kailas	1	<0.01
Charitha Kailas	1	<0.01
Rama Krishna Thondepu	1	<0.01
Uma Thondepu	1	<0.01
Sree Ramlu Kailas	1	<0.01
Vasudevi Kailas	1	<0.01
TOTAL	50,000	100%

SCHEDULE II

DEFINITIONS

“Affiliate” shall mean with respect to any Person, any company, corporation, association or other entity, which, directly or indirectly, Controls, is Controlled by or is under Common Control with, such Person. If such Person is an individual, the term Affiliate shall include the spouse and lineal ascendants and descendants of such Person;

“Applicable Law” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, by-law, approval from the concerned authority, government resolution, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing as may from time to time be the case in the jurisdictions of India, Mauritius, or any other jurisdiction in which the Company carries out a material part of its business or in which the Company owns any material asset or assets;

“Articles of Association” or “Articles” shall mean the Articles of Association of the company, as amended;

“Board of Directors” or “Board” shall mean the Board of Directors of the Company in office at applicable times and as appointed in accordance with the terms of the Shareholders’ Agreement;

“Business Day” shall mean a day on which the scheduled commercial banks are open for business in Mauritius and New York;

“Control”, “Controlled” or “Common Control” for these purposes shall mean the power to direct the management and policies of a Person whether through the ownership of over 50% of the voting power of such Person, through the power to appoint more than half of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise;

“Convertible Preference Shares” shall mean convertible preference shares of the Company, of face value USD 10 each, issued in accordance with the terms and conditions of this Agreement and as set out in Schedule V;

“Director” shall mean a director of the Company or his or her alternate director appointed in accordance with the provisions of the Shareholders’ Agreement;

“Equity Shares” shall mean the Class A Ordinary Shares of the Company with no par value;

“Equity Shareholders” shall mean holders of the Equity Shares;

“Fully Diluted Basis” means the total of all classes and series of Equity Shares outstanding on a particular date, combined with all options (that have been granted), warrants, convertible securities of all kinds, including the Convertible Preference Shares, debentures or any other arrangements relating to the Company’s equity, and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis. For the purpose of this definition, “as if converted” basis shall mean as if such instrument, option or security had been issued and converted into Equity Shares;

“Governmental Entity” shall mean any agency, commission, authority, central bank, department, legislature, minister, ministry, official or public, regulatory or statutory Person or state-owned organization (whether autonomous or not) of, the government of, that state or any political sub-division in or of that state, any Person who in any capacity whatsoever then owns, holds, administers or controls any of the reserves of that state, any court, tribunal or judicial body or any other governmental authority or instrumentality, in each case, domestic or foreign;

“Group Company” shall mean and include Citius Power India;

“IPO” shall mean an initial public offering of Shares or other securities (including depository receipts), either domestic or overseas, of the Company and consequent listing of the Shares or other securities of the Company on one or several stock exchanges, domestic or overseas with minimum offering proceeds of at least Rupees 1,500,000,000;

“Liens” shall mean all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind;

“Liquidity Event” shall mean any of: (a) an IPO; or (b) a trade or a strategic sale of the Company;

“Memorandum” shall mean the Memorandum of Association of the company, as amended;

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, public benefit corporation, other entity, government (whether federal, central, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof), Governmental Entity or any other entity that may be treated as a person under Applicable Law;

“Rupees” or “Rs.” shall mean the lawful currency of the Republic of India;

“Share Capital” shall mean the total paid up share capital of the Company determined on a Fully Diluted Basis taking into consideration the Equity Shares, the Convertible Preference Shares and any other securities of the Company, entitled to vote generally in any General Meeting which is called to seek shareholder approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought from the shareholders of the Company;

“Shareholders” shall mean the shareholders of the Company;

“Shareholders’ Agreement” shall mean the shareholders’ agreement of even date between the Company, PIAC and the Promoters;

“Shares” shall mean the Equity Shares, the Convertible Preference Shares and any other equity securities into which such shares are reclassified or reconstituted;

“Transaction Agreements” shall mean the Shareholders’ Agreement and the Subscription Agreement;

“Transfer” shall mean to directly or indirectly transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any encumbrance or dispose of, whether or not voluntarily;

“US Dollars” or “USD” or “$” shall mean the lawful currency of the United States.

SCHEDULE III

MATERIAL CONTRACTS

SCHEDULE IV

SUBSIDIARIES

1.	Citius Power Limited (“Citius Power India”).

SCHEDULE V

TERMS OF ISSUE OF CONVERTIBLE PREFERENCE SHARES

The terms of issue contained herein shall apply to the Convertible Preference Shares issued at par pursuant to this Agreement.

1.	Definitions

Capitalised terms not defined herein shall have the meaning as set out in the Agreement.

2.	Voting

The Convertible Preference Shares shall be entitled to the same voting rights as are available to the Equity Shares.

3.	Dividends

The Convertible Preference Shares shall not be entitled to any dividend.

4.	Conversion

(a)
PIAC shall have the right to convert the Convertible Preference Shares, at its option, at any time after twenty four (24) months following Closing, if an IPO or any other Liquidity Event has not taken place; provided however, the Convertible Preference Shares shall mandatorily convert into Equity Shares at the time of the IPO or the occurrence of any other Liquidity Event, whichever is earlier.

(b)
The Convertible Preference Shares owned by PIAC shall be converted into Equity Shares in the ratio of 8.25 Equity Shares for every Convertible Preference Share, which if converted at Closing would represent 65% of the Share Capital.

5.	Liquidation Preference

(a)
Subject to Applicable Law (in particular the provisions of the Act), in the event of a liquidation, dissolution or winding-up (voluntary or otherwise) (“Liquidation Event”) the holders of the Convertible Preference Shares will be entitled to receive in priority of, and in preference to, the holders of any other shares of the Company, an amount per Convertible Preference Share equal to the Aggregate Subscription Price (“Liquidation Preference”).

(b)
If, upon the occurrence of such a Liquidation Event, the assets of the Company are not sufficient to permit the payment of the Liquidation Preference in full to all of the holders of Convertible Preference Shares, then the entire assets of the Company available for distribution (after repayment of debt) shall be distributed rateably among the holders of the Convertible Preference Shares.

6.	Notices

Any notice or other communication given or made in respect of the Convertible Preference Shares or the exercise of any right in relation to them or any amount payable in respect of them shall be given in the same manner as a notice is required to be given to the holders of the Convertible Preference Shares pursuant to this Agreement.